Exhibit 99.1

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES APPOINTS MICHAEL GLAZER PERMANENT PRESIDENT AND CHIEF EXECUTIVE OFFICER

HOUSTON, TX, April 19, 2012 - The Board of Directors of Stage Stores, Inc. (NYSE: SSI) announced today the appointment of Michael Glazer as permanent President and Chief Executive Officer.  Mr. Glazer has served as a Director of the Company since August 2001.  On March 28, 2012, he was appointed President and CEO on an interim basis.

“Michael possesses a 37-year track record of retail industry success along with the intellectual enthusiasm and industry acumen required to lead this dynamic organization,” said William Montgoris, Chairman of the Board of Stage Stores. “Given his rapid, well-received integration into the company and his familiarity with our growth and expansion strategy, it became clear the company and its shareholders would be best served by making his appointment permanent.”

Further, Mr. Glazer has tendered his resignation as President and CEO of Mattress Giant Corporation, following the sale of the company to Mattress Firm. As a result, he will be able to dedicate his efforts full-time to leading Stage Stores.

“I am truly excited about the long-term opportunity to lead a company like Stage Stores which has a strong balance sheet and a rich legacy of providing customer value,” said Glazer. “I look forward to building on the momentum we have established and working with our talented team to execute strategies that enhance shareholder value.”

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities. Its stores, which operate under the Bealls, Goody’s, Palais Royal, Peebles, Stage and Steele’s names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company currently operates 827 stores in 40 states.  The Company also has an eCommerce website. For more information about Stage Stores, visit the Company’s website at www.stagestoresinc.com.

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